AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 7, 2001
                                                REGISTRATION NO. _______________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         VentureNet Capital Group, Inc.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

         Delaware                                              76-0246940
--------------------------------------------------------------------------------
(State or other jurisdiction of                               (IRS Employer
incorporation or organization)                              Identification No.)

                        27349 Jefferson Avenue, Suite 200
                               Temecula, CA 92590
   ---------------------------------------------------------------------------
          (Address of Principal Executive Offices, including ZIP Code)

            Agreement for Professional Services with Richard O. Weed,
                  Chief Operating Officer Consulting Agreement,
                    Engagement Letter with Scott M. Cacurak,
                    Internet Webmaster Consulting Agreement,
                  Employment Agreement with Michael N. Brette,
                   Employment Agreement with Sharon L. Shears,
                  Employment Agreement with Karl R. Rolls, Jr.,
                   2001 Non-Qualified Stock Compensation Plan
                   ------------------------------------------
                            (Full title of the plan)

                             Michael N. Brette, J.D.
                         27349 Jefferson Ave., Suite 200
                               Temecula, CA 92590
                               ------------------
                     (Name and address of agent for service)

                                 (909) 296-9945
                                 --------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                    PROPOSED         PROPOSED
                                AMOUNT OF           MAXIMUM           MAXIMUM         AMOUNT OF
  TITLE OF SECURITIES            SHARES             OFFERING         AGGREGATE      REGISTRATION
   TO BE REGISTERED         TO BE REGISTERED     PRICE PER SHARE  OFFERING PRICE(1)      FEE
----------------------     ------------------    ---------------  -----------------   ----------
$.0001 par value                 14,600,000         $  .02           $   292,000      $   75.00
common stock

$.0001 par value                    150,000         $ 1.50(2)        $   225,000      $   57.50
common stock
underlying stock
options


$.0001 par value                  1,000,000         $  .03(2)        $    30,000      $    7.50
common stock
underlying stock
options

TOTALS                           15,750,000                          $   547,000      $  140.00



(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the OTC Bulletin Board as of September 4, 2001, a date within five business days prior to the filing of this Registration Statement.

(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(g) under the Securities Act and is calculated upon the price at which the options may be exercised.

                                   PROSPECTUS

                         VentureNet Capital Group, Inc,

                        15,750,000 Shares Of Common Stock

         This prospectus relates to the offer and sale by VentureNet Capital Group, Inc., a Delaware corporation ("VentureNet"), of shares of its $.0001 par value per share common stock to certain employees, officers, directors and consultants (the "consultants") pursuant to certain consulting agreements and the VentureNet 2001 Non-Qualified Stock Compensation Plan (the "Stock Plan"). Pursuant to the consulting agreements, in payment for services rendered, VentureNet is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants, 9,600,000 shares of common stock and 1,150,000 shares of common stock underlying certain stock options. Pursuant to the Stock Plan, VentureNet is registering and then issuing 5,000,000 shares of common stock, in the form of common stock options or otherwise, to the consultants in exchange for services rendered.

         The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of VentureNet within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. VentureNet is registering 8,500,000 shares hereunder for affiliates of the company. An affiliate is summarily, any director, executive officer or controlling shareholder of VentureNet or anyone of its subsidiaries. An "affiliate" of VentureNet is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a consultant who is not now an "affiliate" becomes an "affiliate" of VentureNet in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "VNTN."

                  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is September 7, 2001

         This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by VentureNet with the Commission are qualified in their entirety by the reference thereto.

         A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: VentureNet Capital Group, Inc., 27349 Jefferson Ave, Suite 200, Temecula, CA 92590. VentureNet's telephone number is (909) 296-9945.

         VentureNet is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by VentureNet under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549.

         No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by VentureNet. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

         Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of VentureNet since the date hereof.

                                TABLE OF CONTENTS


INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS........................6

Item 1.  Plan Information...................................................6

         General Information................................................6

         The Company........................................................6
         Purposes...........................................................6
         Common Stock.......................................................6
         The Consultants....................................................6
         No Restrictions on Transfer........................................6
         Tax Treatment to the Consultants...................................6
         Tax Treatment to the Company.......................................6
         Restrictions on Resales............................................7

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION..............8

Item 2.  Registrant Information and Employee Plan Annual Information........8

         Legal Opinion and Experts..........................................8
         Indemnification of Officers and Directors..........................8

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT..........................9

Item 3.  Incorporation of Documents by Reference............................9

Item 4.  Description of Securities..........................................9

Item 5.  Interests of Named Experts and Counsel.............................9

Item 6.  Indemnification of Directors and Officers..........................9

Item 7.  Exemption from Registration Claimed...............................10

Item 8.  Exhibits..........................................................10

Item 9.  Undertakings......................................................10

SIGNATURES.................................................................12

                                     PART I

                    INFORMATION REQUIRED IN THE SECTION 10(a)

                                   PROSPECTUS


ITEM 1.           PLAN INFORMATION

GENERAL INFORMATION

THE COMPANY

         VentureNet has its principal executive offices at 27349 Jefferson Avenue, Suite 200, Temecula, California 92590 where its telephone number is
(909) 296-9945.

PURPOSE

         VentureNet will issue common stock to certain consultants pursuant to consulting agreements entered into between these consultants and VentureNet, and the Stock Plan, which have been approved by the Board of Directors of VentureNet. The agreements and the Stock Plan are intended to provide a method whereby VentureNet may be stimulated by the personal involvement of the consultants in VentureNet's future prosperity, thereby advancing the interests of VentureNet, and all of its shareholders. Copies of the agreements and the Stock Plan have been filed as exhibits to this registration statement.

COMMON STOCK

         The Board has authorized the issuance of up to 15,750,000 shares of the common stock to the consultants upon effectiveness of this registration statement. 150,000 of the shares are underlying stock options, exercisable at $1.50 per share on or before December 31, 2004. 1,000,000 of the shares are underlying stock options, exercisable at $.03 per share on or before April 30, 2002.

THE CONSULTANTS

         The consultants have agreed to provide their expertise and advice to VentureNet for the purposes set forth in the consulting agreements.

NO RESTRICTIONS ON TRANSFER

         The consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX TREATMENT TO THE CONSULTANTS

         The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the consultants receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX TREATMENT TO THE COMPANY

         The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by VentureNet for federal income tax purposes in the taxable year of VentureNet during which the recipient recognizes income.

RESTRICTIONS ON RESALES

         In the event that an affiliate of VentureNet acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to VentureNet. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. VentureNet has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

                       DOCUMENTS INCORPORATED BY REFERENCE
                           AND ADDITIONAL INFORMATION

         VentureNet hereby incorporates by reference (i) its annual report on Form 10-KSB for the year ended May 31, 2000, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-Q (or 10-QSB) filed under the Securities or Exchange Act subsequent to any filed Form 10-K (or 10-KSB), as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by VentureNet pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this prospectus, will be sent or given to participants by the registrant as specified by Rule 428(b)(1) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: VentureNet Capital Group, Inc., 27349 Jefferson Avenue, Suite 200, Temecula, California 92590.

LEGAL OPINION AND EXPERTS

         Richard O. Weed has rendered an opinion on the validity of the securities being registered. Mr. Weed is not an "affiliate" of VentureNet.

         The financial statements of VentureNet incorporated by reference in this prospectus as of and for the year ended May 31, 2000 and May 31, 1999 have been audited by Dohan and Company, P.A., CPA's, independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling VentureNet, VentureNet has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     PART II

                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         VentureNet hereby states that (1) all documents set forth in (a) through (c), below, are incorporated by reference in this registration statement, and (2) all documents subsequently filed by registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

                  (a) VentureNet's latest Annual Report, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

                  (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by annual report referred to in (a), above; and

                  (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

ITEM 4. DESCRIPTION OF SECURITIES

         No description of the class of securities (i.e. the $.0001 par value common stock) is required under this item because the common stock is registered under Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Delaware law, a corporation may indemnify its officers, directors, employees, and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933. A true and correct copy of Section 145 of the Delaware General Corporation Law which addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

         In addition, Section 102(b)(7) of the Delaware General Corporation Law and VentureNet's Certificate of Incorporation provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

           The effect of these provisions may be to eliminate the rights of VentureNet and its stockholders, through stockholders' derivative suits on behalf of VentureNet, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described in clauses (a) -
(d) of the preceding sentence.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

                  Not applicable.

ITEM 8. EXHIBITS

                  (A) The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

         EXHIBIT NO.      TITLE
         -----------      ------------------------------------------------------

         5. Opinion of Richard O. Weed regarding the legality of the securities registered.
         10.1             Agreement for Professional Services with Richard O.
                          Weed
         10.2             2001 Non-Qualified Stock Compensation Plan
         10.3             Chief Operating Officer Consulting Agreement
         10.4             Internet Master Consulting Agreement
         10.5             Engagement Letter with Scott M. Cacurak
         10.6             Employment Agreement with Michael N. Brette
         10.7             Employment Agreement with Sharon L. Shears
         10.8             Employment Agreement with Karl R. Rolls, Jr.
         23.1             Consent of Richard O. Weed
         23.2             Consent of Dohan and Company, P.A., CPA's
         99.              Section 145 of the Delaware General Corporation Law

ITEM 9. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

                  (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                  (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Temecula, State of California on September 7th, 2001.

                                         VentureNet Capital Group, Inc.
                                         (Registrant)



                                         By:  /s/Michael N. Brette
                                            ----------------------
                                         Michael N. Brette,
                                         Director and Chief Executive Officer


         Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated:


          Signatures                    Title                        Date
--------------------------      --------------------------     -----------------

/s/  Michael N. Brette          President/Chief Executive      September 7, 2001
--------------------------      Officer, Director
     Michael N. Brette


/s/  William E. Bailey          Director and Vice Chairman     September 7, 2001
--------------------------
     William E. Bailey


/s/  Sharon Shears              Director, Vice President       September 7, 2001
--------------------------      and Comptroller
     Sharon Shears


/s/  Karl R. Rolls              Director, Counsel,             September 7, 2001
--------------------------      Secretary and Executive
     Karl R. Rolls              Vice-President


/s/  Felipe J. Sanchez          Chief Operating Officer        September 7, 2001
--------------------------
     Felipe J. Sanchez